PEABODY ENERGY
Peabody Plaza
701 Market Street
St. Louis, MO 63101-1826
314.342.3478

ANDREW P. SLENTZ
Executive Vice President
Chief Human Resources Officer

April 20, 2015
Mr. Glenn L. Kellow
President & Chief Operating Officer - Elect
Peabody Energy Corporation
701 Market Street
St. Louis, MO 63101

Dear Glenn,

The purpose of this letter (this “Letter”) is to inform you of changes to your compensation effective May 1, 2015 (the “Effective Date”). As of the date hereof, your “Base Salary” (as defined in Section 3.1 of your Employment Agreement with Peabody Energy Corporation (the “Company”) dated as of August 21, 2013, as amended by that certain side letter agreement between you and the Company dated as of January 27, 2015 (collectively, your “Employment Agreement”)) is $950,000 per annum (your “Current Base Salary”). Any capitalized terms not otherwise defined herein shall have the same meaning given to such terms in your Employment Agreement.
As you know, Section 3.1 of your Employment Agreement permits the Compensation Committee, in consultation with the Board, to review your Base Salary, in good faith, at least annually in accordance with the Company’s customary procedures and practices regarding the salaries of senior executives. The Compensation Committee, in consultation with the Designated Person may also adjust your Base Salary following such review.
Based upon your request for a temporary reduction of your base salary, the Compensation Committee, in consultation with the Board, reviewed your Current Base Salary. Subject to your approval (which shall be evidenced by signing below), beginning on the Effective Date, your Current Base Salary shall be reduced by ten percent (10%) for the remainder of the 2015 calendar year, so that your Base Salary for purposes of Section 3.1 of your Employment Agreement for the remainder of 2015 shall be $855,000 per annum (your “New Base Salary”). Your New Base Salary will be effective on a prospective basis. Effective as of January 1, 2016, the reduction in Base Salary described in this Letter shall end and your Base Salary as determined under the Employment Agreement shall once again be in effect.

Mr. Glenn L. Kellow
April 20, 2015

Notwithstanding the reduction in your Base Salary described above, your target Bonus opportunity for calendar year 2015 will be 110% of your Current Base Salary as described in Section 3.2 of your Employment Agreement. In addition, in the event your employment is terminated by you for Good Reason or by the Company for a reason other than for Cause, any Severance Payment payable to you pursuant to Section 6.2(b) of your Employment Agreement shall be computed using your Current Base Salary. Otherwise, your New Base Salary will be used to determine your eligibility for benefits and perquisites under Section 4.1 of your Employment Agreement.
Additionally, by signing this Letter, you agree that the reduction in your Base Salary described in this Letter shall not constitute Good Reason under Section 6.2(d) of your Employment Agreement. Furthermore, you agree that the changes described in this Letter constitute an amendment (as described in Section 11 of your Employment Agreement) to your Employment Agreement. Except as modified hereby, the Employment Agreement remains in full force and effect.
Glenn, thank you for your display of leadership and recognition of the Company’s situation in these challenging times. Please indicate your agreement to, and acknowledgement of, the changes described in this Letter by signing below.
Sincerely,

/s/ William Coley
William Coley
Chairman of the Compensation Committee of the Board of Directors of Peabody Energy Corporation

Agreed to and accepted this 20 day of April, 2015.

By:	/s/ Glenn L. Kellow
Glenn L. Kellow